Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2026-USNCH30059

dated January 22, 2026 relating to
Preliminary Pricing Supplement No. 2026-USNCH30059

dated January 22, 2026

Registration Statement Nos. 333-270327 and 333-270327-01

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Term Sheet to Preliminary Pricing Supplement No. 2026-USNCH30059 dated January 22, 2026

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	The ARK Genomic Revolution ETF
Pricing Date*:	January 30, 2026
Issue Date*:	February 4, 2026
Stated Principal Amount:	$1,000 per security
Contingent Coupon (with Memory Feature):

On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon at a per annum rate equal to the contingent coupon rate if and only if the closing value of the underlying on the immediately preceding calculation day is greater than or equal to the coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward. In addition, if the closing value of the underlying on one or more calculation days is less than the coupon threshold value and, on a subsequent calculation day, the closing value of the underlying on that subsequent calculation day is greater than or equal to the coupon threshold value, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

If the closing value of the underlying on any calculation day is less than the coupon threshold value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. In addition, if the closing value of the underlying on a calculation day is less than the coupon threshold value and the closing value of the underlying on each subsequent calculation day up to and including the final calculation day is less than the coupon threshold value, you will not receive the unpaid contingent coupon payments in respect of those calculation days.

Contingent Coupon Rate:	At least 11.60% per annum (to be determined on the pricing date).
Contingent Coupon Payment Dates:	The third business day after each calculation day, except that the contingent coupon payment date following the final calculation day will be the maturity date.
Automatic Early Redemption:	If, on any potential autocall date, the closing value of the underlying is greater than or equal to the starting value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment and any previously unpaid contingent coupon payments.
Calculation Days*:	The 30th day of each January, April, July and October, beginning in April 2026 and ending in January 2029, provided that the January 2029 calculation day will be the final calculation day.
Final Calculation Day:	January 30, 2029
Potential Autocall Dates*:	Each calculation day beginning in April 2026 and ending in October 2028.
Maturity Payment Amount (per security):

• if the closing value of the underlying on the final calculation day is greater than or equal to the downside threshold value: $1,000; or

• if the closing value of the underlying on the final calculation day is less than the downside threshold value:

$1,000 × the performance factor

Maturity Date*:	February 2, 2029
Performance Factor:	The closing value of the underlying on the final calculation day divided by the starting value
* subject to change

Summary of Terms (continued)

Starting Value:	The closing value on the pricing date
Coupon Threshold Value:	60% of the starting value
Downside Threshold Value:	60% of the starting value
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.225%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.
CUSIP / ISIN:	17332TSM2 / US17332TSM26
United States Federal Tax Considerations:	See the preliminary pricing supplement.

** In addition, CGMI may pay a fee of up to 0.2% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)

If the closing value of the underlying on the final calculation day is less than the downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the securities.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $898.50 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/200245/000095010326000834/
dp240313_424b2-us26b5083d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose A Significant Portion Or All Of Your Investment.

•	You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Calculation Day On Which The Closing Value Of The Underlying Is Less Than The Coupon Threshold Value.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Underlying.

•	The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

•	The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

•	The Underlying Is Subject To Risks Associated With Actively Managed Funds.

•	The Underlying Is Subject To Risks Associated With Disruptive Innovation Companies.

•	The Underlying Is Subject To Risks Associated With The Healthcare Sector.

•	The Underlying Is Subject To Risks Associated With Mid-Size, Small And Micro-Capitalization Stocks.

•	The Underlying Is Subject To Risks Associated With Non-U.S. Markets.

•	The Underlying Is Subject To Risks Associated With Emerging Markets.

•	Fluctuations In Exchange Rates Will Affect The Closing Value Of The Underlying.

•	The Performance Of The Securities Will Depend On The Closing Value Of The Underlying Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Value Of The Underlying.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlying May Affect The Value Of Your Securities.

•	The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

•	If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

•	A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2